Exhibit 99.1

News Release

Investor Contact:

Taylor Hudson

+1 603.430.5397

thudson@spragueenergy.com

SPRAGUE RESOURCES LP DECLARES INCREASED CASH

DISTRIBUTION FOR THE SECOND QUARTER OF 2015

Portsmouth, NH (July 29, 2015) – Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that the Board of Directors of its general partner, Sprague Resources GP LLC, has declared a cash distribution of $0.4875 per unit ($1.95 per unit on an annualized basis) for the quarter ended June 30, 2015. The distribution will be paid August 14, 2015 to unitholders of record as of the close of business on August 10, 2015.

The distribution to be paid in August 2015 represents a 3.2% increase over the distribution declared for the quarter ended March 31, 2015 and an increase of 14.0% over the quarterly distribution of $0.4275 per unit paid in August 2014.

“Consistent with our guidance of steady distribution growth, I am pleased to announce our fifth consecutive distribution increase to unitholders, yielding 14% growth year-over-year,” said David Glendon, President and Chief Executive Officer.

About Sprague Resources LP

Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The company also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.

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This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Sprague’s prospectus and SEC filings. Sprague undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Sprague’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sprague’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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